THE CHASE VISTA SELECT INTERMEDIATE BOND FUND
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
02/07/01	Qwest Capital Funding, Inc. (QUS) 7.75% due
		02/15/31 Mdy Baa1/S&P BBB+

Shares            Price         Amount
5,130,000	  $99.699	$5,114,558.70

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      Chase Vista Funds
N/A        N/A		0.513%	           1.28%

     Broker
Bank of America Securities LLC

Underwriters of Qwest Capital Funding, Inc. (QUS) 7.75% due
02/15/31 Mdy Baa1/S&P BBB+

Underwriters     	                           Number of Shares
Banc of America Securities, LLC			       $351,750,000
Chase Securities, Inc. 				        351,750,000
Credit Suisse First Boston Corporation  	         45,000,000
Goldman, Sachs & Co. 				         45,000,000
Lehman Brothers, Inc.				         45,000,000
Merrill Lynch, Pierce Fenner & Smith, Inc.               45,000,000
Salomon Smith Barney, Inc. 			         45,000,000
ABN AMRO Incorporated				          6,500,000
Banc One Capital Markets, Inc.			          6,500,000
Commerzbank Capital Markets Corp.		          6,500,000
First Union Securities, Inc. 			          6,500,000
Fleet Securities, Inc.			                  6,500,000
Mellon Financial Markets, LLC			          6,500,000
RBC Dominion Securities Corporation			  6,500,000
U.S. Bancorp Piper Jaffray, Inc.			  6,500,000
Utendahl Capital Partners, LP				  6,500,000
Wells Fargo Brokerage Securities, LLC			  6,500,000
The Williams Capital Group, LP				  6,500,000
Total    					     $1,000,000,000